Exhibit 99.1

SUBSIDIARY CHAIN OF OWNERSHIP

The shares of Aether Systems, Inc. beneficially owned by Reuters Group PLC were held in the name of Reuters Market Clip Holdings Sarl. Reuters Market Clip Holdings Sarl is wholly-owned through the following chain of ownership, all of which entities are wholly-owned subsidiaries of Reuters Group PLC:

Reuters Group PLC
Reuters Investments Limited
Reuters Holdings Limited
Reuters Limited
Reuters Group Overseas Holdings (UK) Limited
Reuters Overseas Holdings BV
Reuters Holdings Switzerland S.A.
Reuters Market Clip Holdings Sarl

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